                                                                    EXHIBIT 99.1

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                              EMCARE HOLDINGS INC.
                                      AND
                          LAIDLAW INC. (THE "PARENT")
                     EHI ACQUISITION CORP. ("ACQUISITION")

                                     DATED
                                 JULY 29, 1997
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                               TABLE OF CONTENTS

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
ARTICLE 1.    THE OFFER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 1.1.  The Offer.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                          1.1.1.  Commencement.   . . . . . . . . . . . . . . . . . . . . . . .   1
                          1.1.2.  Filing Offer Documents.   . . . . . . . . . . . . . . . . . .   2
                 1.2.  Company Action.    . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                          1.2.1.  Board Approval.   . . . . . . . . . . . . . . . . . . . . . .   3
                          1.2.2.  Schedule 14D-9.   . . . . . . . . . . . . . . . . . . . . . .   3
                          1.2.3.  Dissemination of the Offer.   . . . . . . . . . . . . . . . .   4
                 1.3.  Board of Directors and Committees; Section 14(f).    . . . . . . . . . .   4
                          1.3.1.  Board Representation.   . . . . . . . . . . . . . . . . . . .   4
                          1.3.2.  Compliance with Section 14(f).    . . . . . . . . . . . . . .   5
                          1.3.3.  Action by Disinterested Directors.    . . . . . . . . . . . .   5
ARTICLE 2.    THE MERGER  .   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                 2.1.  The Merger.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                          2.1.1.  Effective Time.   . . . . . . . . . . . . . . . . . . . . . .   5
                          2.1.2.  Closing.    . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 2.2.  Effective Time.    . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 2.3.  Effect of the Merger.    . . . . . . . . . . . . . . . . . . . . . . . .   6
                 2.4.  Certificate of Incorporation; By-Laws.   . . . . . . . . . . . . . . . .   6
                          2.4.1.  Certificate of Incorporation.   . . . . . . . . . . . . . . .   6
                          2.4.2.  By-Laws.    . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 2.5.  Directors and Officers.    . . . . . . . . . . . . . . . . . . . . . . .   7
                 2.6.  Effect on Capital Stock.   . . . . . . . . . . . . . . . . . . . . . . .   7
                          2.6.1.  Conversion of Securities.   . . . . . . . . . . . . . . . . .   7
                          2.6.2.  Cancellation.   . . . . . . . . . . . . . . . . . . . . . . .   7
                          2.6.3.  Stock Options.    . . . . . . . . . . . . . . . . . . . . . .   7
                          2.6.4.  Capital Stock of Acquisition.   . . . . . . . . . . . . . . .   8
                          2.6.5.  Dissenting Shares.    . . . . . . . . . . . . . . . . . . . .   8
                 2.7.  Exchange of Certificates.    . . . . . . . . . . . . . . . . . . . . . .   8
                          2.7.1.  Exchange Agent and Procedures.    . . . . . . . . . . . . . .   8
                          2.7.2.  Consideration.    . . . . . . . . . . . . . . . . . . . . . .   9
                          2.7.3.  Investment of Merger Consideration.   . . . . . . . . . . . .   9
                          2.7.4.  Termination of Duties.    . . . . . . . . . . . . . . . . . .   9
                          2.7.5.  No Liability.   . . . . . . . . . . . . . . . . . . . . . . .   9
                          2.7.6.  Withholding Rights.   . . . . . . . . . . . . . . . . . . . .   9
                 2.8.  No Further Ownership Rights in Company Common Stock.   . . . . . . . . .   10
                 2.9.  Lost, Stolen or Destroyed Certificates.    . . . . . . . . . . . . . . .   10
                 2.10. Taking of Necessary Action; Further Action.    . . . . . . . . . . . . .   10
                 2.11. Stockholders' Meeting.     . . . . . . . . . . . . . . . . . . . . . . .   10





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                               TABLE OF CONTENTS
                                  (CONTINUED)
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
ARTICLE 3.   REPRESENTATIONS AND WARRANTIES OF THE
             COMPANY    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
             3.1.  Organization, Existence and Good Standing of the Company.    . . . . . .   11
             3.2.  Organization, Existence and Good Standing of Subsidiaries and PAs.   . .   12
             3.3.  Capitalization.    . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
             3.4.  Authority Relative to this Agreement.    . . . . . . . . . . . . . . . .   13
             3.5.  No Conflict; Required Filings and Consents.    . . . . . . . . . . . . .   14
             3.6.  Compliance; Permits.   . . . . . . . . . . . . . . . . . . . . . . . . .   15
             3.7.  SEC Filings; Financial Statements.   . . . . . . . . . . . . . . . . . .   15
             3.8.  Absence of Certain Changes or Events.    . . . . . . . . . . . . . . . .   16
             3.9.  No Undisclosed Liabilities.    . . . . . . . . . . . . . . . . . . . . .   16
             3.10.  Absence of Litigation.    . . . . . . . . . . . . . . . . . . . . . . .   16
             3.11.  Employee Benefit Plans, Employment Agreements.    . . . . . . . . . . .   17
             3.12.  Labor Matters.    . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
             3.13.  Restrictions on Business Activities.    . . . . . . . . . . . . . . . .   18
             3.14.  Title to Property.    . . . . . . . . . . . . . . . . . . . . . . . . .   18
             3.15.  Taxes.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
             3.16.  Intellectual Property.    . . . . . . . . . . . . . . . . . . . . . . .   19
             3.17.  Interested Party Transactions.    . . . . . . . . . . . . . . . . . . .   20
             3.18.  Insurance.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
             3.19.  Healthcare Regulatory Compliance.   . . . . . . . . . . . . . . . . . .   20
             3.20.  Opinion of Financial Advisor.   . . . . . . . . . . . . . . . . . . . .   20
             3.21.  Brokers.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
             3.22.  Section 203 of the Delaware Law Not Applicable.   . . . . . . . . . . .   20
             3.23.  Schedule 14D-9.   . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
ARTICLE 4.   REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION . . . . . . . . . . .   21
             4.1.  Organization, Existence and Good Standing of Parent; Acquisition.    . .   21
             4.2.  Authority Relative to this Agreement.    . . . . . . . . . . . . . . . .   22
             4.3.  No Conflict, Required Filings and Consents.    . . . . . . . . . . . . .   22
             4.4.  Offer Documents; Schedule 14D-9; Proxy Statement.    . . . . . . . . . .   23
             4.5.  No Prior Activities; Financing.    . . . . . . . . . . . . . . . . . . .   23
ARTICLE 5.   CONDUCT OF BUSINESS PENDING THE MERGER . . . . . . . . . . . . . . . . . . . .   23
             5.1.  Conduct of Business by the Company Pending the Merger.   . . . . . . . .   24
             5.2.  No Solicitation.   . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
ARTICLE 6.   ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
             6.1.  HSR Act.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
             6.2.  Access to Information; Confidentiality.    . . . . . . . . . . . . . . .   27





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                               TABLE OF CONTENTS
                                  (CONTINUED)
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
             6.3.  Indemnification and Insurance.   . . . . . . . . . . . . . . . . . . . .   28
             6.4.  Notification of Certain Matters.   . . . . . . . . . . . . . . . . . . .   29
             6.5.  Further Action.    . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
             6.6.  Public Announcements.    . . . . . . . . . . . . . . . . . . . . . . . .   30
ARTICLE 7.   CONDITIONS TO THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
             7.1.  Conditions to Obligation of Each Party to Effect the Merger.   . . . . .   30
                      7.1.1.  Purchase of Shares.   . . . . . . . . . . . . . . . . . . . .   30
                      7.1.2.  HSR Act.    . . . . . . . . . . . . . . . . . . . . . . . . .   30
                      7.1.3.  No Injunctions or Restraints; Illegality.   . . . . . . . . .   30
                      7.1.4.  Governmental Actions.   . . . . . . . . . . . . . . . . . . .   30
ARTICLE 8.   TERMINATION    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
             8.1.  Termination.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
             8.2.  Effect of Termination.   . . . . . . . . . . . . . . . . . . . . . . . .   32
ARTICLE 9.   GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
             9.1.  Fees and Expenses.   . . . . . . . . . . . . . . . . . . . . . . . . . .   32
             9.2.  Effectiveness of Representations, Warranties and Agreements.   . . . . .   32
             9.3.  Notices.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
             9.4.  Certain Definitions.   . . . . . . . . . . . . . . . . . . . . . . . . .   33
             9.5.  Amendment.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
             9.6.  Waiver.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
             9.7.  Headings.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
             9.8.  Severability.    . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
             9.9.  Entire Agreement.    . . . . . . . . . . . . . . . . . . . . . . . . . .   35
             9.10.  Assignment; Guarantee of Acquisition Obligations.   . . . . . . . . . .   35
             9.11.  Parties in Interest.    . . . . . . . . . . . . . . . . . . . . . . . .   36
             9.12.  Failure or Indulgence Not Waiver; Remedies Cumulative.    . . . . . . .   36
             9.13.  Governing Law.    . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
             9.14.  Counterparts.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
             9.15.  Jurisdiction; Consent to Service of Process.    . . . . . . . . . . . .   36
                      9.15.1.  Jurisdiction.    . . . . . . . . . . . . . . . . . . . . . .   36
                      9.15.2.  Venue; Inconvenient Forum.   . . . . . . . . . . . . . . . .   37
                      9.15.3.  Service of Process.    . . . . . . . . . . . . . . . . . . .   37

ANNEX A      1

                             INDEX OF DEFINED TERMS

                                                                             Page
                                                                             ----
1997 Company Balance Sheet ................................................   14

Acquisition ...............................................................    1
Affiliates ................................................................   30
Antitrust Division ........................................................   24
Associated PA .............................................................   10

Beneficial Owner ..........................................................   30
Blue Sky Laws .............................................................   13
Board .....................................................................    1
Business Combination ......................................................   24
Business Combination Proposal .............................................   24
Business Day ..............................................................   31

Certificate of Merger .....................................................    5
Certificates ..............................................................    7
Code ......................................................................    8
Common Stock ..............................................................    1
Company ...................................................................    1
Company Common Stock ......................................................    1
Company Disclosure Schedule ...............................................   10
Company Employee Plans ....................................................   15
Company Permits ...........................................................   13
Company SEC Reports .......................................................   14
Company Stock Plan ........................................................    6
Company Subsidiary ........................................................   10
Confidentiality Letter ....................................................   25
Control ...................................................................   31

Delaware Law ..............................................................    1
Dissenting Shares .........................................................    7
DLJ .......................................................................    3
dollars ...................................................................   30

Effective Time ............................................................    5
ERISA .....................................................................   15
ERISA Affiliate ...........................................................   15
Exchange Act ..............................................................    4

FTC .......................................................................   24

HSR Act ...................................................................   13

Indemnified Parties .......................................................   25
IRS .......................................................................   15

Material Adverse Effect ...................................................   31
Material Contracts ........................................................   12





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

                                                                             Page
                                                                             ----
Merger ....................................................................    1
Merger Consideration ......................................................    6
Minimum Condition .........................................................    2

Offer .....................................................................    1
Offer Documents ...........................................................    2

Parent ....................................................................    1
Parent Subsidiary .........................................................   19
Paying Agent ..............................................................    7
PBGC ......................................................................   15
Per Share Amount ..........................................................    1
Permitted Acquisitions ....................................................   22
Person ....................................................................   31
Proxy Statement ...........................................................   18

Schedule 14D-9 ............................................................    3
SEC .......................................................................    2
Securities Act ............................................................   13
Shares ....................................................................    1
Stock Option ..............................................................    6
Stockholders' Meeting .....................................................    9
Subsidiary ................................................................   31
Superior Proposal .........................................................   24
Surviving Corporation .....................................................    5

Tax .......................................................................   17
Tax Returns ...............................................................   17
Taxes .....................................................................   17
Third Party ...............................................................   23

                          AGREEMENT AND PLAN OF MERGER



         THIS AGREEMENT AND PLAN OF MERGER, dated as of July 29, 1997, is among EmCare Holdings Inc., a Delaware corporation (the "Company"), Laidlaw Inc., a Canadian corporation ("Parent") and EHI Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition").

         WHEREAS, the Board of Directors of Parent, Acquisition and the Company have each approved the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, in furtherance thereof, it is proposed that Acquisition shall make a tender offer to acquire all outstanding shares (the "Shares") of common stock, par value $.01 per share, of the Company (the "Common Stock" or "Company Common Stock") for a cash amount of $38.00 per Share, net to the seller in cash (such amount, or any greater amount per Share paid pursuant to the tender offer, being hereinafter referred to as the "Per Share Amount") in accordance with the terms and subject to the conditions provided for herein (the "Offer");

         WHEREAS, the Board of Directors of the Company (the "Board") has (i) determined that the consideration to be paid for each Share in the Offer and the Merger (as defined below) is in the best interests of the stockholders of the Company and (ii) approved this Agreement and the transactions contemplated hereby and resolved to recommend acceptance of the Offer and approval and adoption of this Agreement by the stockholders of the Company; and

         WHEREAS, the Boards of Directors of Parent and Acquisition have each approved the merger (the "Merger") of Acquisition with and into the Company following the Offer in accordance with the Delaware General Corporation Law (the "Delaware Law") upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Acquisition hereby agree as follows:


                                   ARTICLE 1.

                                   THE OFFER

         1.1.  THE OFFER.

                  1.1.1. COMMENCEMENT. Provided that this Agreement shall not have been terminated in accordance with SECTION 8.1., as promptly as practicable, but in any event within five business days of the public announcement of the terms of this Agreement, Acquisition shall commence the Offer. The obligation of Acquisition to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject only to (A) the condition that a number of Shares representing not less than fifty-one percent (51%) of the

         Company's outstanding voting power (assuming the exercise of all outstanding options and rights to purchase shares of Common Stock), shall have been validly tendered and not withdrawn prior to the expiration date of the Offer (the "Minimum Condition"), and (B) the other conditions set forth in Annex A hereto. It is agreed that the Minimum Condition and the other conditions set forth in Annex A hereto are for the sole benefit of Acquisition and may be asserted by Acquisition regardless of the circumstances giving rise to any such condition unless Parent, Acquisition or their affiliates shall have caused the circumstances giving rise to such condition. Acquisition expressly reserves the right in its sole discretion to waive, in whole or in part, at any time or from time to time, any such condition (other than the Minimum Condition and the conditions set forth in clause (ii) and (iii)(c) of Annex A which may not be waived without the prior written consent of the Company), to increase the price per Share payable in the Offer or to make any other changes in the terms and conditions of the Offer; provided that, unless previously approved by the Company in writing, no change may be made that decreases the price per Share payable in the Offer, changes the form of consideration payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer, imposes conditions to the Offer in addition to those set forth in Annex A hereto or amends or modifies such conditions, amends any other terms or conditions of the Offer, or that is otherwise adverse to the holders of Shares. Acquisition covenants and agrees that, subject to the conditions of the Offer set forth in Annex A hereto, Acquisition shall accept for payment and pay for Shares which have been validly tendered and not withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable law; provided that, if the number of Shares that have been validly tendered and not withdrawn represent less than 90% of the Company's outstanding voting power (calculated as described above), Acquisition may extend the Offer up to the fifth business day following the date on which all conditions to the Offer shall first have been satisfied or waived, provided that if Acquisition so extends the Offer, its obligation to purchase the Shares tendered pursuant to the Offer shall be unconditional. The Per Share Amount payable in the Offer shall be paid net to the seller in cash, upon the terms and subject to the conditions of the Offer. Acquisition agrees that if all conditions set forth in Annex A are not satisfied on the initial expiration date of the Offer, Acquisition shall extend (and re-extend) the Offer through October 31, 1997 to provide time to satisfy such conditions.

                  1.1.2. FILING OFFER DOCUMENTS. As soon as practicable on the date of commencement of the Offer, Parent and Acquisition shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer which will contain the offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, the "Offer Documents"). Parent, Acquisition and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that any such information shall have become false or misleading in any material respect and Parent and Acquisition each further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC and shall be provided with any comments Parent, Acquisition and their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments.

         1.2.  COMPANY ACTION.

                  1.2.1. BOARD APPROVAL.The Company hereby approves of and consents to the Offer and represents and warrants that the Board, at a meeting duly called and held on July 28, 1997, unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are in the best interests of the stockholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to Acquisition and, if required by applicable law, approve and adopt this Agreement and the Merger (provided, however, that such recommendation may be modified or withdrawn as contemplated by SECTION 5.2. or if the Board determines, in good faith and after consultation with independent counsel, that such action is necessary to properly discharge its fiduciary duties). The Company further represents and warrants that Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") has delivered to the Board its opinion to the effect that, as of the date of the Board's approval of this Agreement, the Per Share Amount to be received by the holders of Shares (other than Parent and its affiliates) pursuant to the Offer and the Merger, taken together, is fair to such holders from a financial point of view.

                  1.2.2. SCHEDULE 14D-9. As soon as practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9"). The
         Schedule 14D-9 shall, subject to the fiduciary duties of the Board under applicable law (as determined in good faith after consultation with independent counsel) and SECTION 5.2., at all times contain the determinations, approvals and recommendations described in SECTION 1.2.1.. Parent, Acquisition and the Company each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that any such information shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent, Acquisition and their counsel shall be given a reasonable opportunity to review and comment on the
         Schedule 14D-9 prior to its filing with the SEC and shall be provided with any comments the Company and its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments.

                  1.2.3. DISSEMINATION OF THE OFFER. In connection with the Offer, the Company will promptly furnish Acquisition with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date and shall furnish Acquisition with such additional information and assistance (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) as Acquisition or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Acquisition and its affiliates and associates shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated, will deliver to the Company all copies of such information then in their possession.

         1.3.  BOARD OF DIRECTORS AND COMMITTEES; SECTION 14(f).

                  1.3.1. BOARD REPRESENTATION. Promptly upon the purchase by Acquisition of Shares pursuant to the Offer and from time to time thereafter, Acquisition shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board that equals the product of (i) the total number of directors on the Board (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of Shares owned by Acquisition and its affiliates (including any Shares purchased pursuant to the Offer) bears to the total number of outstanding Shares; provided that at all times there shall be at least two directors who are not designees of Acquisition and the number of directors shall not be more than 10 nor less than six. The Company shall, upon request by Acquisition, subject to the provisions of
         SECTION 1.3.2., promptly either increase the size of the Board, to the extent permitted by its Certificate of Incorporation and/or use its reasonable best efforts to secure the resignation of such number of directors as is necessary to enable Acquisition's designees to be elected to the Board and shall cause Acquisition's designees to be so elected. Promptly upon request by Acquisition, the Company will, subject to the provisions of SECTION 1.3.2., use its reasonable best efforts to cause persons designated by Acquisition to constitute the same percentage as the number of Acquisition's designees to the Board bears to the total number of directors on the Board on (i) each committee of the Board, (ii) each board of directors or similar governing body or bodies of each subsidiary of the Company designated by Acquisition and (iii) each committee of each such board or body.

                  1.3.2. COMPLIANCE WITH SECTION 14(f). The Company's obligations to appoint designees to the Board shall be subject to
         Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this SECTION 1.3. and shall include in the Schedule 14D-9 or a separate Rule 14f-1 Statement provided to shareholders such information with respect to the Company and its officers and directors as is required under
         Section 14(f) and Rule 14f-1. Parent or Acquisition will supply to the Company in writing and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

                  1.3.3. ACTION BY DISINTERESTED DIRECTORS. Following the election or appointment of Acquisition's designees pursuant to this
         SECTION 1.3. and prior to the Effective Time (as defined below), any amendment of this Agreement or any amendment to the Restated Certificate of Incorporation or By-Laws of the Company inconsistent with this Agreement, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Acquisition or any waiver of any of the Company's rights hereunder will require the concurrence of a majority of the directors of the Company (or the concurrence of the director, if there is only one remaining) then in office who are not designees of Acquisition or employees of the Company.

                                   ARTICLE 2.

                                   THE MERGER

         2.1.  THE MERGER.

                  2.1.1. EFFECTIVE TIME. At the Effective Time (as defined below), and subject to and upon the terms and conditions of this Agreement and the Delaware Law, Acquisition shall be merged with and into the Company, the separate corporate existence of Acquisition shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

                  2.1.2. CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to SECTION 8.1. and subject to the satisfaction or waiver of the conditions set forth in SECTION 7.1., the consummation of the Merger will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in SECTION 7.1., at the offices of Gibson, Dunn & Crutcher LLP, 1717 Main Street, suite 5400 Dallas, Texas 75201, unless another date, time or place is agreed to in writing by the parties hereto.

         2.2. EFFECTIVE TIME. As promptly as practicable (and in any event within two business days) after the satisfaction or waiver of the conditions set forth in ARTICLE 7., the parties hereto shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the Delaware Law (the "Certificate of Merger"), together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the Delaware Law (the time of such filing being the "Effective Time").

         2.3. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

         2.4.  CERTIFICATE OF INCORPORATION; BY-LAWS.

                  2.4.1. CERTIFICATE OF INCORPORATION. At the Effective Time the Certificate of Incorporation of Acquisition, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the Delaware Law and such Certificate of Incorporation; provided, however, that at the Effective Time of the Certificate of Incorporation of Acquisition shall be amended to change its name to "EmCare Holdings Inc.".

                  2.4.2. BY-LAWS. The By-Laws of Acquisition, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by the Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

         2.5. DIRECTORS AND OFFICERS. The directors of Acquisition immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

         2.6. EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Acquisition, the Company or the holders of any of the following securities:

                  2.6.1. CONVERSION OF SECURITIES. Each Share issued and outstanding immediately prior to the Effective Time (excluding any Shares to be canceled pursuant to SECTION 2.6.2. and Dissenting Shares as defined in SECTION 2.6.5.) shall be converted into the right to receive the Per Share Amount (the "Merger Consideration").

                  2.6.2. CANCELLATION. Each Share held in the treasury of the Company and each Share owned by Parent, Acquisition or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time shall cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

                  2.6.3. STOCK OPTIONS. At the Effective Time, each outstanding option to purchase Company Common Stock (a "Stock Option") granted under the Company's Amended and Restated Stock Option and Restricted Stock Purchase Plan (the "Company Stock Plan") or pursuant to any other stock option plan or agreement entered into by the Company with any person who is or was employed by or performing services for the Company, or any Company Subsidiary or Associated PA listed on SECTION
         3.3. of the Company Disclosure Schedule, whether or not then vested or exercisable, shall vest and become exercisable for the Merger Consideration, and each holder of a Stock Option who executes an agreement to cancel such Stock Option shall be entitled to receive as soon as practicable thereafter from the Company in consideration for such cancellation an amount in cash (less applicable withholding taxes) equal to the product of (i) the number of shares of Company Common Stock previously subject to such Stock Option multiplied by (ii) the excess, if any, of the Per Share Amount over the exercise price per share of Company Common Stock previously subject to such Stock Option.

                  2.6.4. CAPITAL STOCK OF ACQUISITION. The shares of common stock, $.01 par value, of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for 8,250,546 validly issued, fully paid and nonassessable shares of common stock, $.01 par value, of the Surviving Corporation.

                  2.6.5. DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, in the event Dissenter's Rights are available in connection with the Merger pursuant to Section 262 of the Delaware Law, Shares, if any, of Company Common Stock that are issued and outstanding immediately prior to the Effective Time that are held by stockholders who have not voted such shares in favor of the Merger and who shall have delivered a written demand for appraisal of such shares in the manner provided in Section 262 the Delaware Law (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the consideration provided in SECTION 2.6.1. unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal under the Delaware Law. If such holder shall have to failed to perfect or shall have effectively withdrawn or lost such right, his shares of Company Common Stock shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the consideration provided in Section 2.6.1. without any interest thereon.

         2.7.  EXCHANGE OF CERTIFICATES.

                  2.7.1. EXCHANGE AGENT AND PROCEDURES. Prior to the Effective Time, a bank or trust company shall be designated by Parent (the "Paying Agent") to act as agent in connection with the Merger to receive the funds to which holders of Shares shall become entitled pursuant to SECTION 2.6.1.. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of a certificate or certificates (the "Certificates") that, prior to the Effective Time, represented Shares, a form of letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration therefor. Upon the surrender of each such Certificate formerly representing Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the Paying Agent shall pay the holder of such Certificate the Merger Consideration multiplied by the number of Shares formerly represented by such Certificate, in exchange therefor, and such Certificate shall forthwith be canceled. Until so surrendered and exchanged, each such Certificate (other than Shares held by Parent, Acquisition or the Company, or any direct or indirect subsidiary thereof or Dissenting Shares) shall represent solely the right to receive the Merger Consideration. No interest shall be paid or accrue on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing Shares surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

                  2.7.2. CONSIDERATION. At the Effective Time, Parent or Acquisition shall deposit, or cause to be deposited, in trust with the Paying Agent the Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to SECTION 2.6.1.

                  2.7.3. INVESTMENT OF MERGER CONSIDERATION. The Merger Consideration shall be invested by the Paying Agent, as directed by Parent, provided such investments shall be limited to direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Service, Inc. or Standard & Poor's Ratings Group, or certificates of deposit issued by a commercial bank having at least $25,000,000,000 in assets.

                  2.7.4. TERMINATION OF DUTIES. Promptly following the date which is six months after the Effective Time, Parent will cause the Paying Agent to deliver to the Surviving Corporation all cash and documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without any interest thereon.

                  2.7.5. NO LIABILITY. Neither Parent, Acquisition nor the Company shall be liable to any holder of Company Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  2.7.6. WITHHOLDING RIGHTS. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

         2.8. NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. The Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE 2. At the Effective Time, the stock transfer books of the Company shall be closed.

         2.9. LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration as may be required pursuant to SECTION 2.6.; provided, however, that Parent may, in its discretion and as a condition precedent to the delivery thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

         2.10. TAKING OF NECESSARY ACTION; FURTHER ACTION. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquisition, the officers and directors of the Company and Acquisition immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

         2.11. STOCKHOLDERS' MEETING. If approval by the Company's stockholders is required by applicable law to consummate the Merger, the Company, acting through the Board, shall in accordance with applicable law and subject to the fiduciary duties of the Board under applicable law (as determined in good faith after consultation with independent counsel) or as contemplated by SECTION
5.2., as soon as practicable following the consummation of the Offer:

                  (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Stockholders' Meeting") for the purpose of considering and taking action upon this Agreement;

                  (ii) include in the Proxy Statement (as defined in SECTION 3.23.) the recommendation of the Board that stockholders of the Company vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby (provided, however, that such recommendation may be modified or withdrawn as provided in SECTION
         5.2. or if the Board determines in good faith, and after consultation with independent counsel, that such action is necessary to properly discharge its fiduciary duties); and

                  (iii) use its reasonable efforts (A) to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time following the consummation of the Offer and (B) to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby.

At such meeting, Parent and Acquisition will vote all Shares owned by them in favor of this Agreement and the transactions contemplated hereby.


                                   ARTICLE 3.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to the Parent and Acquisition that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by the Company to the Parent that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this ARTICLE 3. (the "Company Disclosure Schedule"):

         3.1. ORGANIZATION, EXISTENCE AND GOOD STANDING OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all necessary corporate power and authority to own its properties and assets and to carry on its business as presently conducted. The Company is qualified to do business and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified or be in good standing would not have a Company Material Adverse Effect. The Company has delivered to Parent a complete and correct copy of its Certificate of Incorporation and By-Laws as most recently restated and subsequently amended to the date hereof.

         3.2.  ORGANIZATION, EXISTENCE AND GOOD STANDING OF SUBSIDIARIES AND
PAS.

         (a) SECTION 3.2(a) to the Company Disclosure Schedule sets forth a list of all subsidiaries of the Company (a "Company Subsidiary"), the jurisdiction of incorporation or organization, as applicable, of each Company Subsidiary, the type of each Company Subsidiary, the percentage of the Company's and Company Subsidiaries' ownership of the outstanding voting stock of each such corporate Company Subsidiary, the authorized and outstanding capital stock of each such corporate Company Subsidiary, and the type and percentage of the Company's and Company Subsidiaries' ownership interest in each other Company Subsidiary. Each Company Subsidiary is a corporation, business trust, limited partnership or limited liability company (as specified on Section 3.2(a) to the Company Disclosure Schedule) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable. Each Company Subsidiary has all necessary entity power and authority to own its properties and assets and to carry on its business as presently conducted. Each Company Subsidiary is qualified to do business and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified or be in good standing would not have a Company Material Adverse Effect.

         (b) Attached as SECTION 3.2(b) to the Company Disclosure Schedule is a list of all professional corporations or professional associations engaging in the practice of medicine (A) which are associated with the Company and (B) as to which the Company or any Company Subsidiary has entered into an Administrative Management Agreement (each an "Associated PA") and the jurisdiction of association or incorporation of each Associated PA listed thereon. Each Associated PA is a professional association or professional corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its association or incorporation. Each Associated PA has all necessary corporate or association power and authority to own its property and assets and to carry on its business as presently conducted. Each Associated PA is qualified to do business and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified or be in good standing would not have a Company Material Adverse Effect.

         (c) Except for the Company Subsidiaries and as set forth in SECTION 3.2.(c) to the Company Disclosure Schedule, the Company does not, directly or indirectly, own any equity interest in any other corporation, association, partnership, joint venture, business organization or limited liability company or other entity, with respect to which interest the Company or any Company Subsidiary has invested or is required to invest $500,000 or more, excluding securities in any publicly traded company held for investment and comprising less than five percent of the outstanding voting securities of such company.

         (d) For the purposes of the representations and warranties of the Company set forth in this Agreement, any act, event, or state of facts affecting any Associated PA, which act, event, or state of facts has or would materially adversely affect the Company or a Company Subsidiary, shall be deemed an act, event, or state of facts affecting the Company or Company Subsidiary to the extent of such materially adverse effect.

         3.3.  CAPITALIZATION.

         (a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $.01 par value per share. As of June 30, 1997: (i) 8,250,546 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable (except as set forth in SECTION 3.3. of the Company Disclosure Schedule) and none of which shares were held in treasury, and no shares of preferred stock were issued and outstanding; (ii) 1,422,836 shares of Company Common Stock were reserved for future issuance pursuant to outstanding stock options; and (iii) 37,570 shares of Company Common Stock were reserved for future issuance in connection with purchase price payments (including deferred purchase price payments) in conjunction with acquisitions. Except as set forth in Section 3.2. and 3.3. of the Company Disclosure Schedule, all of the outstanding shares of capital stock, or other ownership interest, of each Company Subsidiary is validly issued, fully paid and nonassessable, and is owned by the Company or another Company Subsidiary, free and clear of all security interests, liens, claims, pledges, charges or other encumbrances of any nature whatsoever. Except as set forth in SECTION 3.2. and
SECTION 3.3. of the Company Disclosure Schedule, (A) all of the outstanding shares of capital stock of each Associated PA are validly issued, fully paid and non-assessable, and (B) are owned by the holders and in the percentages set forth in SECTION 3.2. of the Company Disclosure Schedule, and, except as set forth in SECTION 3.3(a) of the Company Disclosure Schedule, free and clear of all security interests, liens, claims, pledges, charges or other encumbrances of any nature whatsoever.

         (b) SECTION 3.3.(b) of the Company Disclosure Schedule sets forth a true and complete list of all outstanding rights to purchase Company Common Stock, the name of each holder thereof, the number of shares purchasable thereunder and the per share exercise or purchase price of each right. Except as set forth in SECTION 3.3. of the Company Disclosure Schedule, there are no options, warrants or other similar rights, agreements, arrangements or commitments of any character obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Except as set forth in SECTION 3.3.(B) of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock or other equity interest of any Company Subsidiary or to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other entity.

         3.4. AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote in accordance with the Delaware Law and the Company's Certificate of Incorporation and By-Laws). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition, as applicable, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

         3.5.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

         (a) SECTION 3.5.(a) of the Company Disclosure Schedule sets forth a list of all agreements to which the Company or any Company Subsidiary is a party or by which any of them is bound which, as of the date hereof: (i) are required to be filed as "material contracts" with the SEC pursuant to the requirements of the Exchange Act; (ii) under which the consequences of a default, nonrenewal or termination would have a Company Material Adverse Effect; or (iii) pursuant to which payments might be required or acceleration of benefits may be required upon a "change of control" of the Company (collectively, the "Material Contracts").

         (b) Except as set forth in SECTION 3.5.(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company,
(ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any Company Subsidiary or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of the Company or any Company Subsidiary or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of any Material Contract, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any Company Subsidiary pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective properties is bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Company Material Adverse Effect.

         (c) Except as set forth in SECTION 3.5.(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, state securities laws ("Blue Sky Laws"), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), and the filing and recordation of appropriate merger or other documents as required by the Delaware Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay the Company from performing its obligations under this Agreement, or would not otherwise have a Company Material Adverse Effect.

         3.6.  COMPLIANCE; PERMITS.

         (a) Except as disclosed in SECTION 3.6.(a) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any Company Subsidiary or by which its or any of their respective properties is bound or affected or (ii) any Material Contract, except in each case for any such conflicts, defaults or violations which would not have a Company Material Adverse Effect.

         (b) Except as disclosed in SECTION 3.6.(b) of the Company Disclosure Schedule, the Company and each Company Subsidiary holds all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities that are material to the operation of the business of the Company and the Company Subsidiaries taken as a whole as it is now being conducted (collectively, the "Company Permits"), except where the failure to hold such Company Permits would not have a Company Material Adverse Effect. The Company and the Company Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply would not have a Company Material Adverse Effect.

         3.7.  SEC FILINGS; FINANCIAL STATEMENTS.

         (a) The Company has filed all forms, reports and documents required to be filed with the SEC and has made available to Parent (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1995 and 1996, respectively, (ii) its Quarterly Report on Form 10-Q for the period ended March 31, 1997, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 1, 1996, (iv) all other reports or registration statements (other than Reports on Form 10-Q not referred to in clause (ii) above) filed by the Company with the SEC since January 1, 1996, and (v) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC since January 1, 1996 (collectively, the "Company SEC Reports"). The Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC.

         (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and the consolidated statements of income and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

         3.8.  ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in
SECTION 3.8. of the Company Disclosure Schedule or the Company SEC Reports, since January 1, 1997, there has not occurred: (i) any Company Material Adverse Effect; (ii) any amendments or changes in the Certificate of Incorporation or By-Laws of the Company; (iii) any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) that would have a Company Material Adverse Effect; (iv) any material change by the Company in its accounting methods, principles or practices; (v) any material revaluation by the Company of any of its assets, including, without limitation, writing off notes or accounts receivable other than in the ordinary course of business; or
(vi) any sale of a material amount of property of the Company or any Company Subsidiary except in the ordinary course of business.

         3.9.  NO UNDISCLOSED LIABILITIES. Except as is disclosed in SECTION
3.9. of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in the Company's unaudited balance sheet (including any related notes thereto) as of March 31, 1997 (the "1997 Company Balance Sheet"), (b) incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected on the 1997 Company Balance Sheet, (c) incurred since March 31, 1997 in the ordinary course of business consistent with past practice, (d) incurred in connection with this Agreement, (e) disclosed in the Company SEC Reports or (f) which would not have a Company Material Adverse Effect.

         3.10. ABSENCE OF LITIGATION. Except as set forth in SECTION 3.10. of the Company Disclosure Schedule or the Company SEC Reports, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, overtly threatened against the Company or any Company Subsidiary or any properties or rights of the Company or any Company Subsidiary before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that would have a Company Material Adverse Effect.

         3.11.  EMPLOYEE BENEFIT PLANS, EMPLOYMENT AGREEMENTS.

         (a) SECTION 3.11.(a) of the Company Disclosure Schedule lists all employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all material employee welfare plans (as defined in Section 3(1) of ERISA) and all other material bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any material employment, executive compensation, consulting or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of or consultant to the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (an "ERISA Affiliate") within the meaning of Section 414 of the Code, or any Company Subsidiary, as well as each plan with respect to which the Company or an ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (collectively the "Company Employee Plans"). There have been made available to Parent copies of
(i) each such written Company Employee Plan (other than those referred to in Section 4(b)(4) of ERISA), (ii) the most recent annual report on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, and (iii) the most recent actuarial valuation for each Company Employee Plan subject to Title IV of ERISA. For purposes of this SECTION 3.11.(a), the term "material," used with respect to any Company Employee Plan, shall mean that the Company or an ERISA Affiliate has incurred or may incur obligations in an annual amount exceeding $500,000 with respect to such Company Employee Plan.

         (b) Except as set forth in SECTION 3.11.(b) of the Company Disclosure
Schedule: (i) none of the Company Employee Plans provides retiree medical or other retiree welfare benefits to any person (other than as required under COBRA), and none of the Company Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) there has been no non-exempt "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan, which would result in a Company Material Adverse Effect; (iii) all Company Employee Plans are in compliance with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, the Pension Benefit Guaranty Corporation (the "PBGC"), Internal Revenue Service (the "IRS") or Secretary of the Treasury) except as would not result in a Company Material Adverse Effect, and the Company and each Company Subsidiary has performed all obligations required to be performed by them under, and are not in any material respect in default under or violation of any of the Company

Employee Plans except as would not result in a Company Material Adverse Effect;
(iv) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS; (v) all contributions required to be made to any Company Employee Plan pursuant to Section 412 of the Code, or the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (vi) with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) neither the Company nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the PBGC arising in the ordinary course).

         3.12. LABOR MATTERS. Except as set forth in SECTION 3.12. of the Company Disclosure Schedule: (i) there are no controversies pending or, to the knowledge of the Company, overtly threatened, between the Company or any Company Subsidiary and any of their respective employees, which controversies have had or would have a Company Material Adverse Effect; (ii) neither the Company nor any Company Subsidiary is a party to any material collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, nor does the Company know of any activities or proceedings of any labor union to organize any such employees; and (iii) the Company has no knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any Company Subsidiary which would have a Company Material Adverse Effect.

         3.13. RESTRICTIONS ON BUSINESS ACTIVITIES. Except for this Agreement or as set forth in SECTION 3.13. of the Company Disclosure Schedule, to the Company's knowledge, there is no material agreement, judgment, injunction, order or decree binding upon the Company or any Company Subsidiary which has or would have the effect of prohibiting the conduct of business by the Company or any Company Subsidiary as currently conducted, except for any prohibition as would not have a Company Material Adverse Effect.

         3.14. TITLE TO PROPERTY. Except as set forth in SECTION 3.14. of the Company Disclosure Schedule, the Company or each Company Subsidiary has good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances, except liens for Taxes not yet delinquent and such liens or other imperfections of title, if any, as do not materially interfere with the present use of the property affected thereby or which would not have a Company Material Adverse Effect. To the knowledge of the Company, all leases pursuant to which the Company or any Company Subsidiary leases from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not have a Company Material Adverse Effect.

         3.15.  TAXES.

         (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind, in the nature of, or similar to, taxes, payable to any federal, state, local or foreign taxing authority, including, without limitation, (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto. For purposes of this Agreement, "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

         (b) Other than as disclosed in SECTION 3.15. of the Company Disclosure
Schedule: (i) the Company and the Company Subsidiaries (for such periods as each Company Subsidiary was owned, directly or indirectly, by the Company) have filed all United States federal income Tax Returns and all other Tax Returns required to be filed by them except where any such failure to file does not have a Company Material Adverse Effect; and (ii) the Company and the Company Subsidiaries have paid and discharged all Taxes shown as due and payable on such Tax Returns, except such Taxes as may be determined to be owed upon completion of any Tax Return not yet filed based upon an extension of time to file. Except to the extent the following does not involve, nor would result in, a liability to the Company or any Company Subsidiary that would have a Company Material Adverse Effect, (1) there are no Tax liens on any assets of the Company or any Company Subsidiary, other than liens for Taxes that are not delinquent, and (2) neither the Company nor any Company Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes (including deferred taxes) reflected in the 1997 Company Balance Sheet are adequate to cover all Taxes required to be accrued through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles, except where such inadequacy would not have a Company Material Adverse Effect.

         3.16. INTELLECTUAL PROPERTY. Except as set forth in SECTION 3.16. of the Company Disclosure Schedule, the Company and the Company Subsidiaries own, or are licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are used in the business of the Company and the Company Subsidiaries as currently conducted, except as would not have a Company Material Adverse Effect.

         3.17. INTERESTED PARTY TRANSACTIONS. Except as set forth in SECTION
3.17. of the Company Disclosure Schedule or in the Company SEC Reports, to the knowledge of the Company, since the date of the Company's proxy statement dated April 4, 1997, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

         3.18. INSURANCE. The Company maintains insurance with financially responsible insurance companies in amounts customary in its industry to insure it against risks and losses associated with the operation of the business and properties of the Company and the Company Subsidiaries.

         3.19. HEALTHCARE REGULATORY COMPLIANCE. To the knowledge of the Company, neither the Company nor any Company Subsidiary has violated federal Medicare and Medicaid statutes, including, without limitation, 42 U.S.C. (S) 1320a-7b or related state or local statutes or regulations, except for such violations as would not have a Company Material Adverse Effect.

         3.20. OPINION OF FINANCIAL ADVISOR. The Board has received the opinion of the Company's financial advisor, DLJ, to the effect that, as of the date of the Board's approval of this Agreement, the Per Share Amount to be received by the holders of Shares (other than Parent and its affiliates) pursuant to the Offer and the Merger, taken together, is fair from a financial point of view to such holders.

         3.21. BROKERS. No broker, finder or investment banker (other than DLJ) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and DLJ pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

         3.22. SECTION 203 OF THE DELAWARE LAW NOT APPLICABLE. The Board has taken all actions so that the restrictions contained in Section 203 of the Delaware applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

         3.23. SCHEDULE 14D-9. Neither the Schedule 14D-9, nor any of the information provided by the Company and/or by its auditors, legal counsel, financial advisors or other consultants or advisors in writing specifically for use in the Offer Documents shall, on the respective dates the Schedule 14D-9 or the Offer Documents are filed with the SEC or on the date first published, sent or given to the Company's stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The proxy or information statement or similar materials distributed to the Company's stockholders in connection with the Merger, including any amendments or supplements thereto (the "Proxy Statement"), shall not, at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information provided by Parent, Acquisition and/or by their auditors, legal counsel, financial advisors or other consultants or advisors specifically for use in the Schedule 14D-9 or the Proxy Statement. The Schedule 14D-9 and the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                                   ARTICLE 4.

                  REPRESENTATIONS AND WARRANTIES OF PARENT AND
                                  ACQUISITION

         Parent and Acquisition hereby, jointly and severally, represent and warrant to the Company that:

         4.1.  ORGANIZATION, EXISTENCE AND GOOD STANDING OF PARENT; ACQUISITION.

         (a) The Parent is a corporation duly organized, validly existing and in good standing under the laws of Canada. Each subsidiary of the Parent (a "Parent Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Parent and each Parent Subsidiary has all necessary corporate power and authority to own its properties and assets and to carry on its business as presently conducted. The Parent and each Parent Subsidiary is qualified to do business and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified or be in good standing would not have a Parent Material Adverse Effect. The Parent has delivered to the Company a complete and correct copy of its Articles of Association and By-Laws (or other constituent instruments) as most recently restated and subsequently amended to date.

         (b) Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquisition has all necessary corporate power and authority to own its properties and assets and to carry on its business as presently conducted. Acquisition is qualified to do business and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified or be in good standing would not have a Parent Material Adverse Effect. The Parent has delivered to the Company a complete and correct copy of Acquisition's Certificate of Incorporation and By-Laws.

         4.2. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Acquisition has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Acquisition and the consummation by Parent and Acquisition of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Acquisition, and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Acquisition and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Acquisition enforceable against each of them in accordance with its terms.

         4.3.  NO CONFLICT, REQUIRED FILINGS AND CONSENTS.

         (a) The execution and delivery of this Agreement by Parent and Acquisition do not, and the performance of this Agreement by Parent and Acquisition will not, (i) conflict with or violate the Articles of Association, Certificate of Incorporation or By-Laws (or other constituent instruments) of Parent or Acquisition, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent, Acquisition or any Parent Subsidiary or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair Parent's or any Parent Subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any Parent Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary or its or any of their respective properties are bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Parent Material Adverse Effect.

         (b) The execution and delivery of this Agreement by Parent and Acquisition does not, and the performance of this Agreement by Parent and Acquisition will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, the pre-merger notification requirements of the HSR Act, and the filing and recordation of appropriate merger or other documents as required by the Delaware Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Offer or the Merger, or otherwise prevent Parent or Acquisition from performing their respective obligations under this Agreement, and would not otherwise have a Parent Material Adverse Effect.

         4.4. OFFER DOCUMENTS; SCHEDULE 14D-9; PROXY STATEMENT. Neither the Offer Documents, nor any of the information provided by Parent or Acquisition and/or by their auditors, legal counsel, financial advisors or other consultants or advisors specifically for use in the Schedule 14D-9 shall, on the respective dates the Offer Documents, the Schedule 14D-9 or any supplements or amendments thereto are filed with the SEC or on the date first published, sent or given to the Company's stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent nor Acquisition makes any representation or warranty with respect to any information provided by the Company or by its auditors, legal counsel, financial advisors or other consultants or advisors in writing specifically for use in the Offer Documents. None of the information provided by Parent or Acquisition or by their auditors, attorneys, financial advisors or other consultants or advisors specifically for use in the Proxy Statement shall, at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

         4.5.  NO PRIOR ACTIVITIES; FINANCING.

         (a) Acquisition was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Acquisition has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

         (b) Acquisition has available to it funds necessary to satisfy its obligations hereunder including, without limitation, the obligation to pay the Per Share Amount pursuant to the Offer and the Merger Consideration pursuant to the Merger and to pay all fees and expenses in connection with the Offer and the Merger.

                                   ARTICLE 5.

                     CONDUCT OF BUSINESS PENDING THE MERGER

         5.1. CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing, which agreement shall not be unreasonably withheld or delayed, the Company shall conduct its business and shall cause the businesses of the Company Subsidiaries to be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business in the manner consistent with past practice. The Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and the Company Subsidiaries and to preserve the present relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any Company Subsidiary shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

         (a) amend or otherwise change the Certificate of Incorporation or By-Laws of the Company or Company Subsidiary;

         (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company (except for (i) the issuance of shares of Company Common Stock issuable pursuant to any stock option or other agreement listed on SECTION 3.3. of the Company Disclosure Schedule; and (ii) the grant of options under the Company's Stock Plan consistent with past practice and the issuance of shares upon exercise thereof;

         (c) sell, pledge, dispose of or encumber any assets of the Company or any Company Subsidiary, except for (i) sales of assets in the ordinary course of business in a manner consistent with past practice, (ii) disposition of obsolete or worthless assets, (iii) sales of immaterial assets not in excess of $500,000, and (iv) encumbrances on assets to secure purchase money financings of equipment and capital improvements and in connection with the financing of Permitted Acquisitions (as defined in SECTION 5.1.(e));

         (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned Company Subsidiary may declare and pay a dividend or make advances to its parent or the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any Company Subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities including, without limitation, shares of Company Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock, or propose to do any of the foregoing, except for the acceleration of options pursuant to the terms of the Company Stock Plan and the net exercise of such options, or as contemplated by SECTION 3.3.(b) of the Company Disclosure Schedule.

         (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof other than emergency health care providers, emergency physician practice management groups or other emergency health care entities, in each case located in the United States ("Permitted Acquisitions"), provided that the total consideration paid for all such acquisitions completed after the date hereof shall not exceed $12 million; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person except in the ordinary course of business consistent with past practice or in connection with purchases of equipment or capital improvements or Permitted Acquisitions, or make any loans or advances (other than loans or advances to or from direct or indirect wholly owned Company Subsidiary or in connection with Permitted Acquisitions), (iii) except as set forth on SECTION 5.1(e)(iii) of the Company Disclosure Schedule, enter into or amend any Material Contract other than in the ordinary course of business or where such contract or amendment would not have a Company Material Adverse Effect; or (iv) authorize any capital expenditures or purchase of fixed assets (but excluding Permitted Acquisitions) which are, in the aggregate, in excess of the amounts set forth in SECTION 5.1.(e)(iv) of the Company Disclosure Schedule for the Company and the Company Subsidiaries taken as a whole;

         (f) except as set forth in SECTION 5.1.(f) of the Company Disclosure Schedule or in each case, as may be required by law or in ordinary course consistent with past practice, increase the compensation payable or to become payable to its officers or employees, except in accordance with past practice or in the ordinary course of business, grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees;

         (g) change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

         (h) except as would not result in a Company Material Adverse Effect, make any tax election inconsistent with past practice or settle or compromise any federal, state, local or foreign tax liability or agree to an extension of a statute of limitations, except to the extent the amount of any such settlement has been reserved for in the financial statements contained in the Company SEC Reports filed prior to the date of this Agreement; and

         (i) take, or agree in writing to take, any of the actions described in SECTIONS 5.1.(A) through (H) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect as contemplated hereby or prevent the Company from performing or cause the Company not to perform in any material respect its covenants hereunder.

         5.2.  NO SOLICITATION.

         (a) From and after the date hereof and prior to the Effective Date or the earlier termination of this Agreement pursuant to SECTION 8.1., the Company shall not, directly or indirectly, take (nor shall the Company authorize or permit any Company Subsidiary or its or their officers, directors, employees, representatives, investment bankers, financial advisors, attorneys, accountants or other agents, to take) any action to (i) solicit or initiate the submission of any Business Combination Proposal, (ii) enter into any agreement with respect to any Business Combination Proposal or (iii) participate in any negotiations with, or furnish any non-public written information to, any person in connection with any proposal that constitutes, or may reasonably be expected to lead to, any Business Combination Proposal; provided, however, that the Company may (A) participate in negotiations with or furnish information to any persons or group (other than Parent or an affiliate of Parent) (a "Third Party") that makes a Business Combination Proposal not so solicited that the Board determines may reasonably be expected to result in a Superior Proposal or if the Board determines, in good faith and after consultation with independent counsel, that such action is required in order to discharge properly its fiduciary duties, and enter into any confidentiality agreement or standstill agreement with such Third Party in connection with such a Business Combination Proposal, (B) comply with Rule 14e-2 promulgated under the Exchange Act with regard to any Business Combination Proposal

(assuming that such Business Combination Proposal includes a tender offer requiring the Company's response pursuant to such Rule), (C) withdraw or modify its recommendation referred to in SECTION 1.2.1. if there exists a Business Combination Proposal that is a Superior Proposal or if the Board determines, in good faith and after consultation with of independent counsel, that such action is required to discharge properly its fiduciary duties, and (D) recommend to its stockholders a Business Combination Proposal if it is a Superior Proposal or if the Board determines, in good faith and after consultation with independent counsel, that such action is required to discharge properly its fiduciary duties. Any actions permitted under, and taken in compliance with this SECTION 5.2. shall not be deemed a breach of any other covenant or agreement of the Company contained in this Agreement. For purposes of this Agreement, "Business Combination Proposal" shall mean, with respect to the Company, the commencement of any tender or exchange offer, any bona fide, written proposal for a merger, consolidation or other business combination involving the Company or any Company Subsidiary or any other bona fide, written proposal or offer to enter into a Business Combination or any public announcement of a proposal, plan or intention to do any of the foregoing. "Superior Proposal" shall mean any Business Combination Proposal for which any required financing is supported by reasonable commitments and which the Board determines in good faith will be more favorable to its stockholders than the Merger. The term "Business Combination" means the occurrence of any of the following events: (a) the Company or any Company Subsidiary is acquired by merger or otherwise by any Thirty Party; (b) the Company or any Company Subsidiary enters into an agreement with a Third Party that contemplates the acquisition of 35% or more of the total assets of the Company and the Company Subsidiaries taken as a whole; (c) the Company enters into a merger or other agreement with a Third Party that contemplates the acquisition of beneficial ownership of more than 35% of the outstanding shares of the Company's capital stock; or (d) a Third Party acquires more than 35% of the outstanding shares of the Company's capital stock.

         (b) In addition to the obligations of the Company set forth in SECTION 5.2.(a), the Company shall promptly advise Parent of any request for non-public written information or of any Business Combination Proposal, the material terms and conditions of such request or Business Combination Proposal, and the identity of the person making any such request or Business Combination Proposal. The Company shall keep Parent reasonably informed of the status and details of any such request or Business Combination Proposal.


                                   ARTICLE 6.

                             ADDITIONAL AGREEMENTS

         6.1. HSR ACT. As promptly as practicable after the date of this Agreement, the Company and Parent shall file notifications under the HSR Act in connection with the Merger and the transactions contemplated hereby and thereafter use reasonable best efforts to respond as promptly as practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters.

         6.2. ACCESS TO INFORMATION; CONFIDENTIALITY. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), the Company shall (and shall cause each Company Subsidiary to) afford to the officers, employees, accountants, counsel and other representatives of Parent or Acquisition reasonable access, during the period to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each Company Subsidiary to) furnish promptly to Parent or Acquisition all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either Parent or the Company may reasonably request. Parent and Acquisition shall keep such information confidential in accordance with the terms of the confidentiality letter dated May 21, 1997 (the "Confidentiality Letter"), between Parent's affiliate and the Company.

         6.3.  INDEMNIFICATION AND INSURANCE.

         (a) The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation set forth in the Certificate of Incorporation and By-Laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

         (b) From and after the purchase of any Shares pursuant to the Offer, the Company shall, to the fullest extent permitted under applicable law or under the Company's Certificate of Incorporation or By-Laws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or By-Laws, indemnify and hold harmless, each present and former director, officer or employee of the Company or any Company Subsidiary (together with their respective successors, assigns, heirs, executors, administrators and representatives, collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages and liabilities incurred in connection with, and amounts paid in settlement of, any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and wherever asserted, brought or filed, arising out of or pertaining to any acts or omissions or alleged acts or omissions by them in their capacity as such, in each case for a period of six years after the date hereof, including, without limitation, the transactions contemplated hereby. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (iii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict between the positions of any two or more Indemnified Parties. The indemnity agreements of Parent and the Surviving Corporation in this SECTION 6.3.(b) shall extend, on the same terms to, and shall inure to the benefit of and shall be enforceable by, each person or entity who controls, or in the past controlled, any present or former director, officer or employee of the Company or any of its subsidiaries.

         (c) The Surviving Corporation shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements with the Company's directors and officers existing at or before the Effective Time.

         (d) For a period of five years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms (including the amounts of coverage and the amounts of deductibles, if any) that are comparable to the terms now applicable to directors and officers of Parent, or, if more favorable to the Company's directors and officers, the terms now applicable to them under the Company's current policies; provided, that in no event shall Parent or Surviving Corporation be required to spend in excess of 300% of the annual premium currently paid by the Company for such coverage and provided further if the premium for such coverage exceeds such amount, Parent or Surviving Corporation shall purchase a policy with the greatest coverage available for such 300% of the annual premium.

         (e) From and after the Effective Time, Parent shall guarantee the obligations of the Surviving Corporation under this SECTION 6.3.

         (f) This Section shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of the Parent and the Surviving Corporation and shall be enforceable by the Indemnified Parties. In the event that Parent or Surviving Corporation or any of their successors or assigns (i) consolidates or merges into any other person or entity and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then and in such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation (as the case may be) assume the obligations of Parent and the Surviving Corporation set forth in this SECTION 6.3.

         6.4. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate the results of which would be a Material Adverse Effect to the Parent or Company, as applicable, or (ii) any failure of the Company, Parent or Acquisition, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
SECTION 6.4. shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         6.5. FURTHER ACTION. Upon the terms and subject to the conditions hereof, including SECTION 5.2. and subject to the fiduciary duties of the Board under applicable law, as determined in good faith after consultation with independent counsel, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all material waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied in all material respects all conditions precedent to its obligations under this Agreement.

         6.6. PUBLIC ANNOUNCEMENTS. Parent and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the New York Stock Exchange or the NASDAQ Stock Market if it has used all reasonable efforts to consult with the other party.


                                   ARTICLE 7.

                            CONDITIONS TO THE MERGER

         7.1. CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  7.1.1. PURCHASE OF SHARES. Acquisition shall have purchased Shares pursuant to the Offer.

                  7.1.2. HSR ACT. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                  7.1.3. NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or applicable to the Merger which makes the consummation of the Merger illegal.

                  7.1.4. GOVERNMENTAL ACTIONS. There shall not be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction that prohibits or limits Parent from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Parent or any Parent Subsidiary of all or a material portion of the business or assets of Parent or any Parent Subsidiary, or seeking to compel Parent or any Parent Subsidiary to dispose of or hold separate all or any material portion of the business or assets of Parent or any Parent Subsidiary (including the Surviving Corporation and its subsidiaries), as a result of the Merger or the transactions contemplated by this Agreement.


                                   ARTICLE 8.

                                  TERMINATION

         8.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company or Parent:

         (a) by mutual written consent duly authorized by the Boards of Directors of Parent, Acquisition and the Company; or

         (b) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this SECTION 8.1.(b) shall not be available to any party who has not complied with its obligations under SECTION 6.5. and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or

         (c) by either Parent or the Company if Acquisition shall have failed to accept for purchase and pay for Shares pursuant to the Offer by October 31, 1997 (provided that the right to terminate this Agreement under this SECTION 8.1.(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in any of the circumstances described in this SECTION 8.1.(c) before such date); or

         (d) by Parent or the Company, prior to the purchase of Shares pursuant to the Offer, if the Board shall withdraw, modify or change its approval or recommendation of the Offer, this Agreement or the Merger in a manner adverse to Parent; or

         (e) by the Company, prior to the purchase of Shares pursuant to the Offer, (i) if any representation or warranty of the Parent or Acquisition set forth in this Agreement shall be untrue in any material respect when made, or
(ii) upon a breach in any material respect of any covenant or agreement on the part of Parent or Acquisition set forth in this Agreement; or

         (f) by the Company, if the Offer shall have expired or shall have been withdrawn, abandoned or terminated without Acquisition purchasing any Shares pursuant thereto; or

         (g) by the Parent, if Acquisition shall have terminated the Offer without purchasing any Shares thereunder in accordance with the terms of the Offer; provided Parent may not terminate this Agreement pursuant to this SECTION 8.1.(g) if Acquisition has failed to purchase the Shares in the Offer in breach of the terms thereof.

         8.2. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to SECTION 8.1., this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders (i) except as set forth in
SECTION 9.1. hereof and (ii) except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.


                                   ARTICLE 9.

                               GENERAL PROVISIONS

         9.1.  FEES AND EXPENSES.

         (a) Except as provided in this SECTION 9.1., all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

         (b) If this Agreement is terminated pursuant to SECTION 8.1.(d), then Company shall (provided that Parent or Acquisition is not then in material breach of its obligations under this Agreement), promptly after the termination of this Agreement, reimburse Parent and Acquisition for all documented out-of-pocket expenses and fees (including, without limitation, fees payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, experts and consultants to Acquisition and its Affiliates), whether incurred prior to, on or after the date hereof, in connection with the Offer, the Merger and the consummation of all transactions contemplated by this Agreement; provided that in no event shall Company be required to pay in excess of an aggregate of $1,500,000 pursuant to this SECTION 9.1.(b).

         (c) If this Agreement is terminated pursuant to SECTION 8.1.(d) and within twelve months following the date of such termination the Company either
(x) consummates with any Third Party a transaction the proposal of which would otherwise qualify as a Business Combination Proposal under SECTION 5.2. or (y) enters into a definitive agreement with a Third Party with respect to a transaction the proposal of which would otherwise qualify as a Business Combination Proposal under SECTION 5.2., then Company shall promptly pay to Parent a fee of $6,275,000, less any amounts paid by Company pursuant to
SECTION 9.1.(b).

         9.2. EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Except as otherwise provided in this SECTION 9.2., the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time, except that (i) the agreements set forth in ARTICLE 2. shall survive the Effective Time indefinitely, and (ii) the agreements in SECTION 6.3. shall survive in accordance with their respective terms. The Confidentiality Letter shall survive termination of this Agreement as provided therein.

         9.3. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

         (a)      If to Parent or Acquisition:

                  Laidlaw Inc.
                  3221 North Service Road
                  Burlington, Ontario  L7R 3Y8
                  Telecopier No.:  (905) 332-6550
                  Telephone No.:  (905) 336-1800
                  Attention:  Ivan R. Cairns, Senior Vice President
                              and General Counsel

         (b)      If to the Company:

                  EmCare Holdings Inc.
                  1717 Main Street, Suite 5200
                  Dallas, Texas  75201
                  Telecopier No.:  (214) 712-2061
                  Telephone No.:  (214) 712-2000
                  Attention:  Leonard M. Riggs, Jr., M.D., Chairman of
                              the Board and Chief Executive Officer

         9.4. CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

         (a) "$" or "dollars" " means the lawful currency of the United States of America.

         (b) "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person, including, without limitation, any partnership or joint venture in which the Company (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 10% or more;

         (c) "beneficial owner" with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or
(B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

         (d) "business day" means any day other than a day on which banks in New York are required or authorized to be closed;

         (e) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit, arrangement or otherwise;

         (f) "material adverse effect" means, when used in connection with the Company or any Company Subsidiary or Parent or any Parent Subsidiary, as the case may be, any change, effect or circumstance that is materially adverse to the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, or Parent and the Parent Subsidiaries, as the case may be, in each case taken as a whole, other than any such changes, effects or circumstances: (i) set forth or contemplated by the Company Disclosure Schedule in the case of the Company or any Company Subsidiary; (ii) set forth or described in the Company SEC Reports or the Parent SEC Reports, as the case may be; or (iii) affecting the physician practice management industry generally;

         (g) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

         (h) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture, limited liability company, business trust or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         9.5. AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         9.6. WAIVER. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         9.7. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.8. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         9.9. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Letter), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein.

         9.10. ASSIGNMENT; GUARANTEE OF ACQUISITION OBLIGATIONS. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Acquisition may assign all or any of their rights hereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder. Parent guarantees the full and punctual performance by Acquisition of all the obligations hereunder of Acquisition or any such assignees.

         9.11. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than SECTION 6.3. (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).

         9.12. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         9.13. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware.

         9.14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         9.15.  JURISDICTION; CONSENT TO SERVICE OF PROCESS.

                  9.15.1. JURISDICTION. Each of the parties irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the United States District Court for the Northern District of Texas, Dallas Division, and any State court sitting in the County of Dallas, State of Texas, and any appellate court therefrom, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties irrevocably and unconditionally agrees, to the fullest extent permitted by applicable law, that all claims in respect of any such action or proceeding may be heard and determined in any such court. Each of the parties hereto agrees that a final judgment in any such proceeding shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any other manner provided by law.

                  9.15.2. VENUE; INCONVENIENT FORUM. Each of the parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in the United States District Court for the Northern District of Texas, Dallas Division and any State court sitting in the County of Dallas, State of Texas. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court.

                  9.15.3. SERVICE OF PROCESS. Each of the parties hereby irrevocably consents to service of process by registered or certified mail to the address provided for notices in Section 9.3.. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.



                 [Remainder of page intentionally left blank.]

         IN WITNESS WHEREOF, Parent, Acquisition and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                     LAIDLAW INC.


                                     By:
                                     ------------------------------------------
                                     Name:
                                     Title:


                                     EHI ACQUISITION CORP.


                                     By:
                                     ------------------------------------------
                                     Name:
                                     Title:


                                     EMCARE HOLDINGS INC.


                                     By:
                                     ------------------------------------------
                                     Name:
                                     Title:

                                    ANNEX A

                                OFFER CONDITIONS

         The capitalized terms used in this Annex A have the meanings set forth in the attached Agreement, except that the term "Merger Agreement" shall be deemed to refer to the attached Agreement.

         Notwithstanding any other provision of the Offer, Acquisition shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including without limitation, Rule 14e-1(c) under the Exchange Act (relating to Acquisition's obligation to pay for or return Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and not accept for payment any Shares, if:

         (i) the Minimum Condition shall not have been satisfied; or

         (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated; or

         (iii) at any time on or after five days after announcement and prior to the acceptance for payment of Shares, any of the following conditions occurs:

                (a) there shall have been any action or proceeding brought by any governmental authority before any court located or having jurisdiction within the United States or any statute, regulation, legislation, judgment or order, enacted, entered, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Merger by any court, governmental, administrative or regulatory authority or agency located or having jurisdiction within the United States that would result in a Company Material Adverse Effect and have the effect of: (i) making illegal, or otherwise directly or indirectly restraining or prohibiting or imposing material penalties or fines or requiring the payment of material damages in connection with the making of, the Offer, the acceptance for payment of, payment for, or ownership, directly or indirectly, of some of or all the Shares by Parent or Acquisition, the consummation of the Offer or the Merger;
         (ii) prohibiting or materially limiting the direct or indirect ownership or operation by the Company or by Parent of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or compelling Parent to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, as a result of the transactions contemplated by the Merger Agreement; (iii) imposing or confirming material limitations on the ability of Parent effectively to hold or to exercise full rights of ownership of Shares, including, without limitation, the right to vote any Shares on all matters properly presented to the stockholders of the Company; or (iv) requiring divestiture by Parent or Acquisition, directly or indirectly, of any Shares; or

                  (b) the Company shall have breached or failed to perform in any material respect any of its covenants or agreements under the Merger Agreement or any of the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct when made and as of the date of consummation of the Offer (except to the extent such representations and warranties address matters only as of a particular date, in which case as of such date), except where the failure to perform such covenants or agreements or the failure of such representation and warranties to be so true and correct would not have a Company Material Adverse Effect; or

                  (c) The Merger Agreement shall have been terminated in accordance with its terms;

which, in the reasonable judgment of Acquisition in any such case, and regardless of the circumstances (including any action or omission by Acquisition not inconsistent with the Merger Agreement) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payments of Shares; provided, that prior to October 31, 1997, Acquisition shall not terminate the Offer by reason of the nonsatisfaction of any of the conditions and shall extend the Offer.

         The failure by Acquisition at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time or from time to time.



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